EXHIBIT 10.26

EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement") is made as of March 18, 2014, between IRONWOOD GOLD CORP., a Nevada corporation, with an address of 123 West Nye Lane, Ste. 129, Carson City, NV 89706 (together with its subsidiaries and affiliates, the "Company" or “Ironwood”), and Andrew McKinnon ("Employee").

RECITALS

A. The Company is engaged in various businesses, including the development of an adventure travel resort in Western Canada.

B. The Company owns all of the proprietary interests in the Company's good will and its Confidential Information (as hereinafter defined), all of which information is not publicly available and is considered by the Company to be confidential trade secrets. The Company imparts to its employees, and said employees require during the course of their employment, access to Confidential Information.

C. Employee during the course of Employee's employment with the Company: (i) will obtain material knowledge and information regarding the Company's Customers, including without limitation Customers' specialized requirements, preferences and financial condition, all of which are materially important in the Company's business relationship with such Customers; (ii) may perform duties for the Company, which duties themselves are of a highly confidential nature; (iii) is encouraged by the Company to develop personal relationships with the Company's suppliers, Customers and prospective Customers; and (iv) generally has access to Confidential Information.

D. The Company is vulnerable to unfair post-employment competition by Employee, since Employee has access to Confidential Information and has personal relationships with the Company's suppliers, Customers and prospective Customers.

E. Employee acknowledges the vulnerability of the Company to post-employment competition by Employee and is willing to enter into this Agreement with the Company, pursuant to which Employee agrees not to disclose any of the Company's Confidential Information and not to compete against the Company following termination of employment for the time periods and to the limited extent set forth in this Agreement.

F. The Company desires to employ Employee and Employee desires to accept such employment, pursuant to the terms set forth in this Agreement.

             NOW THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Employment.

             (a) Term. The Company agrees to employ Employee, and Employee accepts such employment, for the period commencing on the date hereof through and the three year anniversary thereof (the "Term"), unless sooner terminated as herein provided. During the Employment Period, Employee shall serve as CEO of the Company and shall have the duties, responsibilities and authority consistent with such position as are assigned to him by the Board or the Executive Officers of the Company. Employee shall devote Employee's full time and effort, energies and abilities as are required in the discretion of the Executive Officers for the proper and efficient performance of such duties and responsibilities.

Specifically:

                          (i) Employee will devote Employee’s full time, attention and ability to the Company’s business and affairs;

                          (ii) Employee will not enter into the services of, nor be employed in any capacity or for any purpose whatsoever by, any person, firm or corporation other than us, nor will Employee be engaged in or by any business, enterprise or undertaking other than your employment under this Employment Agreement unless Employee obtains our prior written approval;

                          (iii) From time to time Employee will be called upon to travel in the course of performing his responsibilities for Ironwood; and

                          (iv) Employee will perform any other duties the Board of Directors of Ironwood may bestow upon Employee from time to time.

In discharging Employee’s duties, Employee understands and agrees that he owes the Company a fiduciary duty, without limiting any other obligations or requirements that are imposed on Employee elsewhere herein or by law. As such, the Employee occupies a position of and commits to the highest degree of trust, loyalty, honesty and good faith in all of his dealings with the Company and on its behalf.

             (b) Salary, Bonus and Benefits.

                          (i) Salary. During the Employment Period, the Company will pay Employee a base salary (the "Annual Base Salary") as the Board or any of the Executive Officers may designate from time to time, at the rate of $180,000 per year, which shall be paid bi-weekly in arrears. Employee’s position is exempt from any overtime, and Employee's Annual Base Salary for any partial year will be prorated based upon the number of days elapsed in such year. The Company will review the base salary annually and consider whether there should be any change thereto, at the sole discretion of the Company’s Compensation Committee. The Company will award Employee stock options in accordance with the Option Agreement attached hereto as Exhibit A.

                          (ii) Benefits. During the Employment Period, Employee shall be entitled to the benefits approved by the Board or any of the Executive Officers, as such benefits may be adjusted by the Board or any of the Executive Officers from time to time in their sole and absolute discretion. Upon termination of the Employment Period, benefits for periods subsequent to such termination shall cease. He will be entitled to four (4) weeks paid vacation per full year of employment to be given and accrued as set forth in the Company employee handbook. Employee shall also receive a car allowance of $1,000 per month.

                          (iii) Expenses. The Company shall reimburse Employee for all reasonable out-of-pocket expenses actually incurred by Employee and accounted for and evidenced in accordance with the standard policies, practices or procedures regarding expense reimbursement that the Company may establish from time to time.

                          (iv) Deductions, Taxes and Withholding. All amounts payable or which become payable hereunder shall be subject to any deductions authorized by Employee, any set-off or reimbursement deemed appropriate by the Company and permitted by law and any deductions or set-offs permitted by this Agreement and all deductions and withholding authorized by law. Employee is responsible for payment of all taxes related to Employee’s compensation, whether cash or equity compensation or otherwise.

                          (v) Signing Bonus. Employee shall receive a signing bonus of 750,000 five year options with an exercise price of $0.18 which shall vest [immediately].

2. Termination.

             (a) Termination Without Just Cause. Upon termination of the Employment Period at any time by the Company without Just Cause (as hereinafter defined), Employee shall be entitled to two weeks’ prior notice, and (i) the Company shall only be obligated to pay Employee such portion of Employee's Annual Base Salary payable to him up to the date of termination and (ii) any other compensation, benefits or other payments payable to Employee up to the date of termination, and all rights of Employee hereunder to any other compensation, benefits or other payments for periods subsequent to such termination shall cease except as follows: If the Employee’s employment is terminated (i) other than for Just Cause (as defined below) by the Company or (ii) by the Employee for Good Reason (as defined below), the Employee shall provide at least two weeks prior written notice, and only upon receipt of such prior written notice in a timely manner, Company shall pay to Employee an aggregate severance amount equal to 25% of the Employee’s annual base salary in effect as of the date of such termination (i.e., three months’ base salary and such amount being referred to as the “Severance Amount”). The Severance Amount may be paid in a single lump sum amount, provided that payment of the Severance Amount shall be contingent upon the Employee signing a suitable release and waiver agreement, acceptable to the Company in its sole discretion.

             (b) Termination for Just Cause. The Company may, upon a good faith determination made by the Board or any of the Executive Officers, terminate Employee's employment pursuant to this Agreement for Just Cause. Notwithstanding anything to the contrary in this Agreement, upon termination by the Company of Employee for Just Cause, (i) the Company shall only be obligated to pay Employee such portion of Employee's Annual Base Salary payable to him up to the date of termination and (ii) any other compensation, benefits or other payments payable to Employee up to the date of termination, and all rights of Employee hereunder to any other compensation, benefits or other payments for periods subsequent to such termination shall cease.

             (c) For the purposes of this Agreement, “Good Reason” for termination by the Employee shall exist upon (i) any material reduction in the Employee’s level of compensation without approval of the Employee (except if due to a reduced work schedule at Employee’s request or due to a department wide reduction in work schedule); or (ii) a transfer of the Employee’s work location for purposes of performing his duties hereunder to a location other that the metropolitan area in which originally stated in an offer of employment.

             (d) Right of Offset. The Company may offset the amounts of any outstanding loans, advances or other disbursements made to or on behalf of the Employee by the Company against any amounts the Company owes Employee hereunder for severance pay, Annual Base Salary, bonuses, benefits or other items of compensation hereunder.

             (e) Release and Waiver. As a condition to the receipt of payments, compensation or other benefits under this Agreement, Employee shall be required to execute and deliver to the Company a general release and waiver, in form and substance acceptable to the Company. In addition to any requirements imposed on Employee, Employee must return all company property within 48 hours of notice of the termination or expiration of this Employment Agreement. Without restricting the general intention of this obligation, this means that Employee must return all computers, keys, pass cards, cell phones, personal organizers, security passes, manuals, books, files, money and other property and materials that belong to Company or for which Company is responsible. All access keys or access mechanisms must be returned immediately.

3. Confidential Information. Given the nature of Employee’s employment with the Company and of the products and markets involved, it is imperative to the Company’s viability and success that the parties enter into the Confidentiality and Intellectual Property Agreement attached hereto as Exhibit B. This Confidentiality Agreement survives the termination of this Agreement as stated therein.

4. Noncompetition and Nonsolicitation.

             (a) Noncompetition. Employee shall be bound by the terms of the noncompetition covenants set forth in Exhibit B hereto.

             (b) Nonsolicitation. Employee further agrees that, for a period of two years following any Company-initiated or Employee-initiated termination of employment for any reason whatsoever, Employee will not, directly or indirectly, either for Employee or for any other person, firm, company or corporation, in any capacity, induce or attempt to induce or call upon or solicit any of the Company's employees, consultants, Customers, prospective Customers, suppliers, landlords or other business relations of the Company to leave or cease doing business with the Company or in any way interfere with the relationship between the Company and any of the Company's employees, Customers, prospective Customers, suppliers, landlords or other business relations thereof or hire or solicit for employment any employee of the Company.

             (c) Enforcement. If, at the time of enforcement of this Section 4, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope and geographical area reasonable under such circumstances shall be substituted for the stated period, scope and area and that the court shall be allowed to reduce the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

             (d) Employee's Experience. Employee represents and warrants that, in the event of the voluntary or involuntary termination of Employee's employment with the Company for any reason whatsoever, Employee's experience and capabilities are such that Employee can obtain employment in other lines and of a different nature from the Business, and that the enforcement of this Agreement will in no way prevent Employee from earning a livelihood. Employee acknowledges and agrees that, if for any reason Employee does not successfully obtain other employment, such fact shall not relieve Employee from Employee's obligations hereunder.

             (e) Irreparable Harm. Employee acknowledges that a violation by Employee of the provisions of this Agreement will cause irreparable harm to the Business, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, the Company shall be entitled, in addition to any other remedy which may be available at law or in equity, to specific performance and injunctive relief, without posting bond or other security.

             (f) Delivery of Documents. Employee agrees that, in the event of the voluntary or involuntary termination of Employee's employment with the Company for any reason whatsoever, Employee shall promptly deliver to the Company all documents, photocopies, notes, drawings, data and other materials of any nature pertaining to Employee's employment with the Company, and Employee shall not take with Employee, or allow any third party to take, any of the foregoing or any reproduction of any of the foregoing.

5. Definitions.

             (a) "Confidential Information" means information, not generally known, and proprietary to Ironwood, including trade secret information, about Ironwood's processes and products, including information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, leasing, servicing, finance and business systems and techniques. All information disclosed to Employee, or to which Employee has reasonable basis to believe to be a Confidential Information, or which is treated by Ironwood as being Confidential Information, shall be presumed to be Confidential Information.

             (b) "Conflicting Organization" means any person or organization which is engaged in or about to become engaged in, research on or development, production, marketing, leasing, selling or servicing of a Conflicting Product.

             (c) “Conflicting Product" means any product, process, system or service of any person or organization other than Ironwood, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system or service upon which Employee works (in either a sales or a non-sales capacity) during the last three years of my employment by Ironwood, or about which he acquires Confidential Information.

             (d) “Inventions" means discoveries, improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, (1) which relate directly to the business of Ironwood, or (2) which relate to Ironwood's actual or demonstrably anticipated research or development, or (3) which result from any work performed by Employee for Ironwood, or (4) for which equipment, supplies, facility or trade secret information of Ironwood is used, or (5) which is developed on any Ironwood time.

             (e) "Just Cause" means (i) a material breach of this Agreement by Employee; (ii) a breach of Employee's duty of loyalty to the Company or any act of dishonesty with respect to the Company or its stockholders, customers or suppliers; (iii) Employee's continued failure or refusal to perform, in any material respect, any duty or responsibility to the Company which is normally attached to Employee's position(after notice and a 10-day cure period), provided, however, any subsequent failure or refusal to perform such duty or responsibility shall entitle the Company to terminate employment for Just Cause without notice or an opportunity to cure; (iv) Employee's gross negligence or willful misconduct in performing those duties which are normally attached to Employee's position; (v) the commission by Employee of an act of fraud, conversion, misappropriation (including the unauthorized use or disclosure of confidential or proprietary information of the Company) or embezzlement or crime of moral turpitude; (vi) a conviction of or guilty plea or confession by Employee to any fraud, conversion, misappropriation, embezzlement or felony; (vii) the exposure of the Company to any criminal liability or loss of business opportunity or reduction in revenues or increase in losses substantially caused by the conduct of Employee which results in a material adverse effect upon the Company's business, operations, financial condition or results of operations or the exposure of the Company to any bona fide claims which may result in civil liability caused by Employee's unlawful harassment in employment; or (viii) the repeated taking of any action prohibited (a) by the Board or any of the Executive Officers, provided that Employee has received at least one written notice of having taken an action so prohibited, or (b) by this Agreement. For purposes of this Agreement, "Employee's duty of loyalty to the Company" shall include Employee's fiduciary obligation to place the interests of the Company ahead of Employee's personal interests and thereby not knowingly profit personally at the expense of the Company, and shall also include specifically the affirmative obligation to disclose promptly to the Board any known conflicts of interest Employee may have with respect to the Company, and the negative obligations not to usurp corporate opportunities of the Company, not to engage in any "conflict-of-interest" transactions with the Company (without the approval of the Board), and not to compete directly with the Company (without the approval of the Board).

6. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to each person at the address set forth below:

             If to the Company:

             Ironwood Gold Corp.
             See address set forth in the preamble to this Agreement

             If to Employee:

             See address set forth in the preamble of this Agreement

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

7. General Provisions.

             (a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

             (b) Complete Agreement. This Agreement and those documents expressly referred to herein (i) embody the complete agreement and understanding between the parties, (ii) supersede and preempt any prior summaries of terms and conditions, understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, and (iii) terminate and cancel any employment, severance, stock option, bonus or other employee benefit, loan, tax or other indemnity agreement between Employee and Employee's affiliates, on one hand, and the Company and its affiliates, on the other hand.

             (c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

             (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind Employee and the Company and their respective successors and permitted assigns and inure to the benefit of and be enforceable by Employee and the Company and their respective successors and permitted assigns. This Agreement will not be assignable by Employee, but will be assignable by the Company to its affiliates, and will inure to the benefit of its successors and assigns.

             (e) Arbitration. If any dispute arises under this Agreement, then the Company and Employee shall endeavor in good faith to resolve such dispute. In the event that the Company and Employee are unable to resolve any such dispute within thirty (30) days, the Company and Employee shall, within ten (10) days thereafter, appoint an arbitrator ("Arbitrator") who is licensed by the American Arbitration Association ("AAA") to arbitrate such dispute. In the event the Company and Employee cannot agree on the selection of the Arbitrator, the Company shall select one arbitrator and Employee shall select one arbitrator who shall together select the Arbitrator who shall arbitrate the matter. The Company and Employee shall, within twenty (20) days thereafter, present their positions with respect to the dispute to the Arbitrator, together with such other materials as the Arbitrator deems appropriate. The Arbitrator shall, after the submission of the evidentiary materials, submit a written decision on each dispute to the Company and Employee. Any determination by the Arbitrator with respect to any dispute shall be final and binding on each party to this Agreement. The Arbitrator shall comply and the arbitration shall be conducted in the State of Nevada or any other jurisdiction as the parties may agree in accordance with the commercial arbitration rules of the AAA as in effect for commercial arbitrations conducted in the State of Nevada or such other jurisdiction by the AAA. The Company and Employee agree that the costs of the Arbitrator shall be borne equally by the Company and Employee. Resolution of disputes under this Agreement by arbitration pursuant to this Section 7(e) shall be the exclusive remedy of the parties hereunder (it being understood that the Arbitrator shall have authority to enforce all provisions of this Agreement, including the granting of injunctive or other relief).

             (f) CHOICE OF LAW. THE PARTIES HERETO AGREE THAT THIS AGREEMENT SHALL BE CONSTRUED AND THE OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA (WITHOUT REGARD TO ANY CONFLICT OF LAWS PROVISIONS THEREOF) AND APPLICABLE FEDERAL LAW.

             (g) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement, specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and, except as otherwise provided in Section 7(e), that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

             (h) Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or modified only by written agreement of the Company and Employee. No other course of dealing between the parties or third-party beneficiaries hereof or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders.

             (i) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by Employee or on Employee's behalf or by the Company or on its behalf.

             (j) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the State of Nevada, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

             (k) Descriptive Headings, Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

             (l) The Employee agrees to keep and maintain adequate and up-to-date written records of all Inventions made by him/her (solely or jointly with another) during his/her employment with Ironwood. The Employee agrees that the records will be in the form of notes, sketches, drawings, and any other format that may be specified by Ironwood and that the records will be available to and remain the sole property of Ironwood at all times.

             (m) The Employee agrees to assist Ironwood or its designee, at Ironwood's expense, in every proper way to secure Ironwood's rights in the Inventions and any copyrights, patents, mask works rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Ironwood of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Ironwood shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Ironwood, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto.

             (n) The Employee agrees that, at the expiration or termination of the Employment Agreement, he/she will immediately deliver upon demand to Ironwood and not keep in his/her possession, recreate or deliver to anyone else any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, bill of materials, process flow diagrams, process sheets, process data, quality control data, materials, equipment, other documents or property, or any reproductions of any above items stored in any medium whatsoever developed by him/her pursuant to his/her employment with Ironwood or otherwise belonging to Ironwood.

             (o) When Employee ceases to be employed by Ironwood for whatever reason, he promises to Ironwood that he shall notify his new employer in writing about his rights and obligations under this Employment Agreement, and shall provide Ironwood with a copy of such written notification immediately upon demand.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

IRONWOOD GOLD CORP.

By: /s/ Shannon Price
Name: Shannon Price
Title: COO

/s/ Andrew McKinnon
Employee

EXHIBIT "A" - NONQUALIFIED STOCK PURCHASE OPTION AGREEMENT
RECITALS

WHEREAS, the Company and the Optionee have entered into an employment agreement that requires the Company to grant the Optionee an option to purchase shares of the Company's common stock at a price of $____ per share as partial consideration for the services to be rendered under the agreement; and

WHEREAS, the Board of Directors (the "Board") has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein (the "Option") as an inducement to serve as an employee of the Company and to provide Optionee with a proprietary interest in the future of the Company;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of the Option. The Company hereby grants to Optionee the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of 750,000 shares (the "Stock") of the presently authorized but unissued common stock, par value $.0001 per share, of the Company (the "Common Stock"). The purchase price of the Stock subject to this Option shall be $____ per share.

2. Vesting of the Option. As long as the Optionee remains an employee of the Company, the options granted hereby shall vest based on the following schedule:

____ options shall vest at the time of signing this Stock Purchase Option Agreement.

____ options shall vest at on _____________.

____ options shall vest at on ___________.

_____options shall vest at on ____________.

If the Optionee's employment is terminated by the Company without good reason or terminated by the Optionee for good reason, all unvested options shall immediately vest and become exercisable. In all other cases, all unvested options shall immediately terminate. From and after the vesting dates, the vested options may be exercised at any time or from time to time, in whole or in part, for a period of three years. Notwithstanding the generality of the foregoing, rights represented by vested options shall not be affected by the termination of the Optionee's employment because of the disability or death of the Optionee.

3. Exercise of Option.

             a. Vested Options may only be exercised by the Optionee who shall have the right to exercise such Option in whole or in part, at any time or from time to time during the period commencing on a vesting date and terminating on the third anniversary of such vesting date. The Option is not transferable or assignable by the Optionee other than by will, as a result of the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. If the Option is transferred by will, as a result of the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order, the transferee shall have all of the rights, powers and privileges that the Optionee would have had in the absence of such a transfer.

             b. This Option may be exercised by written notice of intent to exercise the Option delivered to the Company at its principal office no fewer than five days in advance of the effective date of the proposed exercise. Such notice shall be accompanied by this Agreement, shall specify the number of shares of Common Stock with respect to which the Option is being exercised and shall specify the proposed effective date of such exercise. Such notice shall also be accompanied by payment in full to the Company at its principal office of the option price for the number of shares of the Common Stock with respect to which the Option is then being exercised. The payment of the option price shall be made in cash or by certified check, bank draft, or postal or express money order payable to the order of the Company or, with the consent of the Board, in whole or in part in Common Stock which is owned by the Optionee and valued at its Fair Market Value on the date of exercise. Any payment in shares of Common Stock shall be effected by delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents or evidence as the Secretary of the Company shall require from time to time.

             c. Upon the Company's determination that the Option has been validly exercised as to any of the Stock, the Secretary of the Company shall issue a certificate or certificates in the Optionee's name for the number of shares set forth in his written notice. However, the Company shall not be liable to the Optionee for damages relating to any delays in issuing the certificate(s) to him, any loss of the certificate(s), or any mistakes or errors in the issuance of the certificate(s) or in the certificate(s) themselves.

4. Term of Employment. This Option shall not grant to Optionee any right to continue serving as an employee of the Company.

5. Notices; Deliveries. Any notice or delivery required to be given under the terms of this Option Agreement shall be addressed to the Company in care of its Secretary at its principal office and any notice or delivery to be given to Optionee shall be addressed to him at such address as the Optionee may hereafter designate in writing. Any such notice or delivery shall be effective as of the date of receipt.

6. Disputes. As a condition of the granting of the Option hereby, the Optionee and his heirs and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Board in its sole discretion and judgment, and that any such determination and any interpretation by the Board of the terms of this Option shall be final and shall be binding and conclusive, for all purposes, upon the Company, Optionee, his heirs and personal representatives.

7. Legend on Certificates. The certificate(s) representing the shares of Stock purchased by exercise of this Option will be stamped or otherwise imprinted with a legend in such form as the Company or its counsel may require with respect to any applicable restrictions on the sale or transfer of such shares and the stock transfer records of the Company will reflect stop-transfer instructions with respect to such shares. The Company is under no obligation to remove this legend for any reason whatsoever.

8 . M i s c e l l a n e o u s .

             a. All decisions of the Board upon any questions arising under the Plan or under this Option Agreement shall be conclusive.

             b. Nothing herein contained shall affect Optionee's right to participate in and receive benefits from and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company.

             c. Optionee agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax, withholding requirements or like requirements, including the payment to the Company at the time of exercise of the Option of all such taxes and requirements.

             d. Whenever the term "Optionee" is used herein under circumstances applicable to any other person or persons to whom this Option, in accordance with the provisions hereof, may be transferred, the word "Optionee" shall be deemed to include such person or persons.

             e. Notwithstanding any of the other provisions hereof, Optionee agrees that he will not exercise this Option and that the Company will not be obligated to issue any of the Stock pursuant to this Option Agreement, if the exercise of the Option or the issuance of such shares of Common Stock would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority or national securities exchange. Upon the acquisition of any Stock pursuant to the exercise of the Option herein granted, Optionee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

             f. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company. The interpretation, performance and enforcement of this Option Agreement shall be governed by the laws of the State of Nevada.

The parties have fully read and understand this STOCK PURCHASE OPTION AGREEMENT in its entirety and have signed it on the dates indicated in the spaces provided below.

IRONWOOD GOLD CORP.

By:
Name:
Title:

Employee

EXHIBIT "B" - CONFIDENTIALITY AND INTELLECTUAL
PROPERTY AGREEMENT

I AM EMPLOYED OR DESIRE TO BE EMPLOYED BY IRONWOOD IN A CAPACITY IN WHICH I MAY RECEIVE OR CONTRIBUTE TO CONFIDENTIAL INFORMATION. IN CONSIDERATION OF SUCH EMPLOYMENT OR CONTINUED EMPLOYMENT, AND THE WAGES OR SALARY AND OTHER EMPLOYEE BENEFITS IN COMPENSATION FOR MY SERVICES, AND IN CONSIDERATION OF BEING GIVEN ACCESS TO CONFIDENTIAL INFORMATION; I AGREE THAT:

1. With respect to Inventions made, authorized or conceived by me, either solely or jointly with others, (1) during my employment, whether or not during normal working hours or whether or not at Ironwood's premises; or (2) within one year after termination of my employment, I will:

(a)	Keep accurate, complete and timely records of such Inventions, which records shall be Ironwood property and be retained on Ironwood's premises.

(b)	Promptly and fully disclose and describe such Inventions in writing to Ironwood.

(c)

Assign (and I do hereby assign) to Ironwood all of my rights to such Inventions and to applications for letters patent and/or copyright in all countries and to letters patent and/or copyrights granted upon such Inventions in all countries.

(d)

Acknowledge and deliver promptly to Ironwood (without charge to Ironwood but at the expense of Ironwood) such written instruments and to do such other acts as may be necessary in the opinion of Ironwood to preserve property rights against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights and to vest the entire right and title thereto in Ironwood.

(e)

At the request of Ironwood and at its cost, the Employee shall assist Ironwood, or any person or persons from time to time designated by it, to obtain the copyright, trademark and/or grant of patents in the United States and/or in such other country or countries as may be designated by Ironwood, covering such improvements, discoveries, ideas and inventions and shall in connection therewith and in connection with the defense of any patents execute such applications, statements or other documents, furnish such information and data and take all such other action (including, but not limited to, the giving of testimony) as Ironwood may from time to time reasonable request.

NOTICE: This is to notify you that paragraph 1. of this Ironwood "Employee Agreement" you are being asked to sign as a condition of your employment does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Ironwood was used and which was developed entirely on your own time, and (1) which does not relate (a) directly or indirectly to the business of Ironwood or (b) to Ironwood's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by you for Ironwood.

2. Except as required in my duties to Ironwood, I will never, either during my employment by Ironwood or thereafter, use or disclose any Confidential Information as defined in paragraph 1 hereinabove.

3. Upon termination of my employment with Ironwood, all records and any compositions, articles, devices, and other items which disclose or embody Confidential Information including all copies or specimens thereof in my possession, whether prepared or made by me or others, will be left with Ironwood.

4. I will not assert any rights under any Inventions as having been made, conceived, authored or acquired by me prior to my being employed by Ironwood.

5. For a period of two years after termination of my employment with Ironwood:

(a)	I will inform any new employer, prior to accepting employment of the existence of this Employee agreement and provide such employer with a copy thereof.

(b)

If I have been or am employed by Ironwood in a sales capacity, I will not render services in the United States or Canada, directly or indirectly, to any Conflicting Organization in connection with the development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any Conflicting Product to any person or organization upon whom I called, or whose account I supervised on behalf of Ironwood, at any time during the last three years of my employment by Ironwood.

(c)

If I have been or am employed by Ironwood in a non-sales capacity, I will not render, to any Conflicting Organization, services, directly or indirectly, in the United States or in any country in which Ironwood has a plant for manufacturing a product upon which I work during my employment by Ironwood or in which Ironwood provides a service in which I participate during my employment by Ironwood, except that I may accept employment with a large Conflicting Organization whose business is diversified (and which has separate and distinct divisions),and which as to part of its business is not a Conflicting Organization, provided Ironwood, prior to my accepting such employment, shall receive separate written assurances satisfactory to Ironwood from such Conflicting Organization and from me, that I will not render services directly or indirectly in connection with any Conflicting Product.

(d)

If I am unable to obtain employment consistent with my abilities and education, within one month after termination of my employment with Ironwood, solely because of provisions of this paragraph 5, such provisions shall thereafter continue to bind me only as long as Ironwood shall make payments to me equal to my monthly base pay at termination (exclusive of extra compensation, bonus or employee benefits) for each month of such unemployment commencing with the second month after termination of my employment with Ironwood.

(e)

I agree that I will, during each month of such unemployment, make conscientious and aggressive efforts to find employment; and I will, within ten days after the end of each calendar month, give Ironwood a detailed written account of my efforts to obtain employment. Such account will include a statement by me that although I aggressively sought employment, I was unable to obtain it solely because of the provisions of this paragraph 5.

(f)

It is understood that Ironwood shall, at its option, be relieved of making a monthly payment to me for any month during which I failed to seek employment conscientiously and aggressively, and to account to Ironwood, as provided for above.

(g)

Ironwood is obligated to make such payments to me, upon my fulfillment of the conditions set forth above, for 23 consecutive months unless Ironwood gives me written permission to accept available employment, or gives me a written release from the obligations of paragraph 5.

(h)	Ironwood's obligation to make such monthly payments shall terminate upon my death or upon my obtaining employment. I agree that I will give prompt written notice of such employment to Ironwood.

(i)

Ironwood shall not be liable, under this Agreement, or in any action relating thereto, for any amount greater than the equivalent of 23 such monthly payments, less amounts paid to me by Ironwood pursuant to this Agreement; Ironwood not being obliged to make a payment to me for the first month of such unemployment.

(j)

If, after termination of my employment with Ironwood, I obtain other employment but because of the provisions of paragraph 5, my position is such that my gross monthly income will be less than that which I last received from Ironwood as monthly base pay at termination, then Ironwood's obligations to make payments to me for the period specified in paragraph 5. will be limited to the difference between my monthly base pay at Ironwood, at termination, and the gross monthly income I will receive in my subsequent employment.

6. All of my obligations under this Agreement shall be binding upon my heirs, spouses, assigns and legal representatives. If any provision of this Agreement shall contravene any statute of a particular state which I perform services for Ironwood, then this Agreement shall be construed as if such provision is not contained herein insofar as enforcement of this Agreement against me in such particular state is concerned.

7. This Agreement replaces any existing agreement entered into by me and Ironwood relating generally to the same subject matter; but such replacement shall not affect rights and obligations of either party arising out of any such prior Agreement which shall then continue to be in effect for that purpose. All capitalized terms used and not defined herein are defined in the Employment Agreement to which this Agreement is attached as Exhibit B.

Both parties have fully read and understand this CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT in its entirety and have signed it on the dates indicated in the spaces provided below.

IRONWOOD GOLD CORP.

By:
Name:
Title:

Employee